Exhibit 99.1
PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell Senior Vice President, Investor Relations (757) 321-3597	News Media: Kent Jenkins, Jr. Senior Vice President, Communications (757) 518-3671
AMERIGROUP Announces Offering of $200 million in Convertible Senior Notes
VIRGINIA BEACH, Va. (March 22, 2007) — AMERIGROUP Corporation (NYSE: AGP) announced today its intention to offer to sell, subject to market and other conditions, $200 million in aggregate principal amount of its convertible senior notes due 2012. Subject to certain requirements, the notes will be convertible into cash and, if applicable, shares of AMERIGROUP’s common stock, par value $0.01 per share. In certain circumstances, the notes will be settled in cash up to the principal amount of the notes and, if applicable, shares of common stock for any value in excess thereof.
The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (Securities Act). AMERIGROUP expects to grant to the initial purchasers an option to purchase up to an additional $20 million in aggregate principal amount of notes to cover over-allotments.
AMERIGROUP intends to use the proceeds from the convertible notes offering to repay a portion of the outstanding amount under a new senior secured credit facility or another financing arrangement that enables it to post a supersedeas bond in connection with the appeal of its Illinois qui tam litigation. AMERIGROUP also intends to use a portion of the proceeds of the offering to pay the net cost of the convertible note hedge and warrant transactions it intends to enter into concurrently with or shortly after the pricing of the notes, as described below.
Hedge Transaction
 In connection with the offering, AMERIGROUP intends to enter into convertible note hedge and warrant transactions with an affiliate of one of the initial purchasers or its hedging party (the “counterparty”). The convertible note hedge and warrant transactions are intended to reduce the potential dilution upon future conversion of the notes. If the initial purchasers exercise their overallotment option to purchase additional notes, AMERIGROUP expects to enter into additional convertible note hedge and warrant transactions with the counterparties.
In connection with establishing their initial hedge of these transactions, the counterparty (and/or its affiliates or hedging parties) expect to enter into various derivatives transactions with respect to AMERIGROUP’s common stock concurrently with or shortly after the pricing of the notes.
4425 CORPORATION LANE • VIRGINIA BEACH, VIRGINIA 23462 • 757-490-6900

LIVE WELL • VIVA BIEN

These activities could have the effect of increasing or minimizing a decline in the price of AMERIGROUP’s common stock concurrently with or following the pricing of the notes. Thereafter, such parties may modify its hedge positions from time to time by entering into or unwinding various derivative transactions with respect to AMERIGROUP’s common stock or by purchasing or selling AMERIGROUP’s common stock in secondary market transactions (including during any observation period related to the conversion of the notes).
Rule 144A
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of securities will be made only by means of a private offering circular. The notes and the shares of AMERIGROUP common stock issuable upon conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.
About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. Through its wholly owned subsidiaries, AMERIGROUP serves more than 1.3 million people in the District of Columbia, Florida, Georgia, Maryland, New Jersey, New York, Ohio, Tennessee, Texas and Virginia.
Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements, including statements related to the offer to sell convertible senior notes, the convertible note hedge and warrant transactions, the senior secured credit facility and the posting of the supersedeas bond, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause AMERIGROUP’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against AMERIGROUP; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.
Investors should also refer to our Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on February 27, 2007, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.
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